Exhibit 99.1

Inventure Foods Announces Pricing of Public Offering by Selling Stockholder

PHOENIX, September 11, 2014 (GLOBE NEWSWIRE) — Inventure Foods, Inc. (Nasdaq: SNAK) (the “Company”) today announced the pricing of a registered underwritten public offering of 3,594,518 shares of the Company’s common stock by a stockholder of the Company at a public offering price of $12.85 per share. The offering is scheduled to close on September 17, 2014. The underwriters of the offering will have the option to purchase up to an aggregate of 539,177 additional shares. The Company will not receive any proceeds from the offering.

William Blair is acting as sole book-running manager for the offering, Canaccord Genuity is acting as lead manager, and Roth Capital Partners is acting as co-manager.

Copies of the final prospectus and related prospectus supplement relating to the offering, when available, may be obtained from: William Blair & Company, Attention: Prospectus Department, 222 West Adams Street, Chicago, IL 60606, or by calling (800) 621-0687 or by emailing a request to prospectus@williamblair.com.

A shelf registration statement relating to these securities has been filed with, and has been declared effective by, the Securities and Exchange Commission. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor will there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Inventure Foods, Inc.

Inventure Foods, Inc. (SNAK) is a marketer and manufacturer of specialty food brands in better-for-you and indulgent categories under a variety of Company owned and licensed brand names, including Boulder Canyon Natural Foods®, Jamba®, Seattle’s Best Coffee®, Rader Farms®, T.G.I. Friday’s®, Nathan’s Famous®, Vidalia Brands®, Poore Brothers®, Tato Skins®, Willamette Valley Fruit Company™, Fresh Frozen™ and Bob’s Texas Style®. For further information about Inventure Foods, please visit www.inventurefoods.com.

Forward Looking Statements

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results to differ from the forward-looking statements contained in this press release and that may affect the Company’s prospects in general include, but are not limited to, general economic conditions, increases in cost or availability of ingredients, packaging, energy and employees, price competition and industry consolidation, ability to execute strategic initiatives, product recalls or safety concerns, disruptions of supply chain or information technology systems, customer acceptance of new products and changes in consumer preferences, food industry and regulatory factors, interest rate risks, dependence upon major customers, dependence upon existing and future license agreements, the possibility that we will need additional financing due to future operating losses or in order to implement the Company’s business strategy, acquisition and divestiture-related risks, the volatility of the market price of the Company’s common stock, and such other factors as are described in the Company’s filings with the Securities and Exchange Commission. All forward-looking statements are based on information available to the Company as of the date of this news release, and the Company assumes no obligation to update such statements.

SOURCE Inventure Foods, Inc.

Contact
John Mills/Katie Turner, ICR (646) 277-1200